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EXHIBIT 5.1

[Letterhead]

July 16, 2004

Metals USA, Inc.
Three Riverway, Suite 600
Houston, Texas 77056

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Metals USA, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offer and sale from time to time of up to 2,015,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock") pursuant to the Company's 2002 Long-Term Incentive Plan (the "Plan").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the terms of the issuance of the Shares have been duly established by the Board of Directors of the Company or a duly authorized committee thereof (the "Board") in conformity with the Company's certificate of incorporation, (iii) the certificates for the Shares conform to the specimen provided to us by the Company and have been duly countersigned by a transfer agent and duly registered by a registrar, and (iv) the Shares have been duly issued and delivered in accordance with such terms established by the Board and the Plan upon receipt by the Company of adequate consideration therefor, the Shares will have been duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

  A.
  We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of the State of Delaware.

Metals USA, Inc.
July 16, 2004

  B.
  This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ AKIN GUMP STRAUSS HAUER & FELD LLP
AKIN GUMP STRAUSS HAUER & FELD LLP

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  EXHIBIT 5.1
[Letterhead]